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                                                                     EXHIBIT 4.5

              KWIKSTAR COMMUNICATIONS LTD. SHAREHOLDERS AGREEMENT


           THIS SHAREHOLDERS AGREEMENT is made as of April 4, 1996.

AMONG:

          MPR TELTECH LTD.

          (hereinafter referred to as "MPR")

                                                               OF THE FIRST PART

AND:

          CIBC WOOD GUNDY CAPITAL (SFC) INC.

          (hereinafter referred to as "CWG")

                                                              OF THE SECOND PART

AND:

          945 INVESTMENTS LTD.

          (hereinafter referred to as "945")

                                                               OF THE THIRD PART



WHEREAS:

A.        MPR, CWG and 945 are each major shareholders in the Corporation; and

B. The parties wish to enter into this Shareholders' Agreement to secure continuity of management and policy of the business and affairs of the Corporation.
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                                      -2-


          THIS AGREEMENT WITNESSES that the parties agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION
                                 --------------

1.1 DEFINITIONS. The following words shall have the following meanings in this Agreement:

     (a) "ACT" means the Alberta Business Corporations Act, S.A. 1981, c. B-15, as amended from time to time and any successor legislation;

     (b)  "AFFILIATE" means:

          (i) with respect to a natural person, the spouse of such person, any corporation that is directly or indirectly controlled by such person and any corporation that employs such person as a director, officer or employee; and

          (ii) with respect to a corporation an affiliate of such corporation within the meaning of "affiliated" under Section 2(1) of the Act;

     (c) "AGREEMENT" means this Agreement, its schedules and exhibits, and any amendments or modifications to this Agreement; references to Sections are to Sections in this Agreement;

     (d) "ARTICLES" means the Articles of Incorporation of the Corporation, including all amendments and restatements thereto;

     (e) "BUSINESS DAY" means any day other than Saturday, Sunday or any statutory holiday in either of the Provinces of British Columbia, Alberta, or Ontario, Canada.

     (f) "COMMON SHARES" means the common shares of any series in the capital of the Corporation, as set forth in the Articles;

     (g) "CONTROL" of any entity by any Person shall be deemed to exist if such entity would be deemed to be controlled directly or indirectly by such Person or Persons pursuant to the terms of the Act;

     (h)  "CORPORATION" means Kwikstar Communications Ltd.;

     (i)  "DCI" means Digital Courier International Inc.;
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     (j)  "DIRECTORS" means the directors from time to time of the Corporation;

     (k) "DISABILITY" means the mental or physical state of an individual such that:

          (i) the Directors, other than such individual, determine that such individual has been unable, due to mental or physical disability or similar cause, to fulfil his or her obligations as an employee, officer or director of the Corporation either for any consecutive 6 month period or for any period of eight months (whether or not consecutive) in any consecutive twelve month period;

          (ii) if such individual is a Director, such individual would be disqualified under the Act from acting as a Director; or

          (iii) a court has declared such individual to be mentally incompetent or incapable of managing his or her affairs;

     (l) "EQUITY SECURITY" has the meaning ascribed thereto in Part 13 of the Securities Act (Alberta) and also means any right to convert into, exchange for, or subscribe for any equity security directly or indirectly;

     (m) "FISCAL YEAR END" means September 30 in each year, and "Fiscal Year" means the period starting the day after a Fiscal Year End and ending on the next Fiscal Year End;

     (n)  "OUTSIDE DIRECTOR" means a natural person who is not:

          (i) an officer or employee of the Corporation or any of its Affiliates;

          (ii)   a Shareholder; or

          (iii) a shareholder, director, officer or employee of a Shareholder or of any of its Affiliates;

     (o) "PERFORMANCE INCENTIVE PLAN" means the performance incentive plan established by DCI pursuant to which employees of DCI hold a beneficial interest in Common Shares of the Corporation;

     (p) "PERSON" means any individual, partnership, corporation, trust, trustee, executor, administrator or other legal personal representatives;

     (q) "PREFERRED SHARES" means the Preferred Shares, Series 1, in the capital of the Corporation, as described in the Articles;
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     (r) "PRINCIPAL OFFICERS" means the Corporation's Chairman and Chief
         Executive Officer and Vice President of Finance, which shall be E. Lynn Patterson and Edward Ford on the date of this Agreement and such other principal officers of the Corporation as the Board of Directors of the Corporation may from time to time determine for purposes of this Agreement;

     (s) "SHAREHOLDERS" means MPR, CWG and 945 collectively, and "Shareholder" means any of MPR, CWG, and 945;

     (t)  "SHARES" means the Common Shares and the Preferred Shares and includes
          (1) any securities into which such Shares may be converted or which result from a consolidation, subdivision, reclassification or redesignation of the Shares, (2) any securities received as a dividend or distribution, or on the exercise of any option, warrant or other similar right, (3) any securities received as a result of an amalgamation, consolidation, arrangement, merger, or other reorganization of the Corporation and (4) any instrument of the Corporation that is convertible into or exercisable for Shares; and

     (u) "SPECIAL PERIOD" means any period or periods of time commencing on any of the following dates:

          (i) December 31, 1996, in the event that DCI shall service less than 1,200 radio stations by such date; and

          (ii) December 31, 1997, in the event that DCI shall have had non-consolidated pre-tax losses in 1996 of $2,000,000 or greater (excluding amortization of deferred costs at DCI's start-up and financing charges) and shall have had any (non-consolidated) pre-tax loss or losses in 1997, all as determined in accordance with generally accepted accounting principles;

          provided that any Special Period shall terminate upon the achievement by DCI of pre-tax profits in any two consecutive quarters after the commencement of such Special Period, such termination to be effective as of the first day of the next succeeding quarter.

1.2 PERIOD TERMINATING ON A NON-BUSINESS DAY. In the event that a period of time permitted under this Agreement to take any action shall terminate on a day other than a Business Day, then such period shall be extended to the next following Business Day.
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                                      -5-

                                   ARTICLE 2
                    BUSINESS AND AFFAIRS OF THE CORPORATION
                    ---------------------------------------

2.1 VOTING GENERALLY. Each of the Shareholders covenants and agrees at all times to vote its Common Shares and use its best efforts and take all such steps as may be reasonably required so as to cause the Corporation to act in the manner contemplated by the provisions of this Agreement and to implement fully the provisions of this Agreement and to the extent permitted by law, cause the Board of Directors of the Corporation to so act.

2.2 CONSTITUTION OF BOARD OF DIRECTORS. Subject to Article 3 and Section 2.4, the Shareholders shall vote their Common Shares to elect two Directors as nominated by MPR, two Directors as nominated by 945, one Director as nominated by CWG and one Outside Director, who shall be nominated by majority resolution of the other five nominees, provided that the size of the Board of Directors shall not exceed six Directors.

2.3 REPLACEMENT AND REMOVAL OF DIRECTORS. If a Director (a "Retiring Director") ceases to be a Director for any reason, other than pursuant to
Section 2.4, including Disability, the Shareholders shall use their best efforts to cause their nominee Director(s) to vote to fill the resulting vacancy as soon as reasonably possible, by electing a nominee of the party that originally nominated that Retiring Director. Each Shareholder shall vote their Common Shares for removal of a Director if proposed by the party who nominated such Director. Each Shareholder shall vote their Common Shares against removal of a Director unless the removal has been approved in writing by the party who nominated such Director.

2.4 REDUCED BOARD REPRESENTATION. Notwithstanding Section 2.2, in the event that any Shareholder's holdings of Common Shares shall be reduced so that such Shareholder shall own:

     (a) less than 15% of the Common Shares, but not less than 10% of the Common Shares, such Shareholder shall only be entitled to nominate one Director for election to the Board of Directors pursuant to this Agreement; or

     (b) less than 10% of the Common Shares, such Shareholder shall not be entitled to nominate any Directors for election to the Board of Directors pursuant to this Agreement.

Upon the occurrence of either of the events set out in subsections (a) and (b) above, any Shareholder may request, and each Shareholder agrees to vote for, the removal of the number of the Directors nominated by the Shareholder referred to in such subsections that is required to reduce the number of nominees of such Shareholder on the Board of Directors of the Corporation to the representation set out in such subsections. In the event that Directors shall be removed pursuant to this Section, such Directors shall not be replaced, and the size of the Board of Directors and the entitlement of the Shareholder referred to in subsections (a) and (b)

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                                      -6-

above to nominate Directors pursuant to this Agreement shall be permanently reduced by the number of Directors so removed and the Shareholders shall vote to pass all resolutions necessary to give effect to this Section 2.4.

2.5 BY-LAWS GOVERN. Unless otherwise provided herein the conduct of the business of the Corporation shall be governed in accordance with the By-laws of the Corporation as amended from time to time.

2.6 QUORUM. The following provisions shall apply with respect to the following matters:

     (a) The Shareholders shall vote their Common Shares, and use their best efforts to cause their nominee Directors to vote, to amend the By-laws of the Corporation to provide that:

          (i) a quorum required for the transaction of business, at a meeting of the Board of Directors or any committee of the Board of Directors, shall be at least three; and

          (ii) where a quorum is not present within one hour of the time of the meeting or ceases to be present at a duly called meeting or adjourned meeting of the Board of Directors or any committee thereof, or such meeting is adjourned as set out in the preceding sentence, then such meeting shall be deemed to be adjourned or further adjourned, for two weeks, to reconvene at the same time and place; and

     (b) Any meeting of the Board of Directors or any committee of the Board of Directors shall require the attendance of at least one of the Directors nominated by MPR, one of the Directors nominated by 945 and one of the Directors nominated by CWG and where such Directors are not present at any meeting the Shareholders shall use their best efforts to cause their nominee Directors to vote to adjourn such meeting in the manner set out above. Any adjourned or further adjourned meeting of the Board of Directors or any committee of the Board of Directors shall require the attendance of at least two Directors, nominated by at least two of the three Shareholders, and where such Directors are not present at any such meeting, the Shareholders shall use their best efforts to cause their nominee Directors to vote to further adjourn such meeting.

2.7 SPECIAL APPROVALS BY BOARD. The Shareholders shall vote their Common Shares, and use their best efforts to cause their nominee Directors to vote, to amend the By-laws of the Corporation to provide that, in addition to any other approval that may be required at law or pursuant to the Articles, By-laws or resolutions of the Corporation, the affirmative approval by
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                                      -7-

express resolution of a 2/3 majority of the Directors shall be required for any decision in respect of any of the following matters:

     (a) any matter where the Corporation shall borrow any funds, or enter into any capital lease;

     (b) the issuance of any Equity Securities or any form of debt securities, including any grant of options or sale of Shares pursuant to an incentive plan of any kind and the terms applicable to such options and/or incentive plans and any material amendment to a previously granted option or right under an incentive plan but excluding any issuance of Common Shares to MPR pursuant to any conversion of Preferred Shares arising out of any redemption or retraction of the Preferred Shares;

     (c) any material change in the nature of the Corporation's business or the entering into of any material contract other than in the ordinary course of business;

     (d) any amendment, alteration, variation in, addition to or any attempt to repeal or restate the Articles or the By-laws of the Corporation;

     (e) any amalgamation, arrangement, consolidation, merger or reorganization, statutory or otherwise, or any transaction or scheme outside the ordinary course of business, including the sale of all or substantially all of the assets of the Corporation;

     (f) any proceedings with respect to the winding-up, dissolution and/or liquidation of the Corporation; and

     (g) any redemption, repurchase, retraction or purchase for cancellation of any Shares, excluding any redemption or redemptions of Preferred Shares by the Corporation, any exercise by MPR of its right of retraction of the Preferred Shares, and any repurchase of Common Shares pursuant to the Performance Incentive Plan.

     (h) approval of the annual operating budget plans established for the Corporation in respect of any Fiscal Year;

     (i) any capital or other expenditures that deviate from the annual operating budget in respect of any Fiscal Year; and

     (j) any matter dealing with a greater than 10% increase in annual compensation payable to any Director, officer or employee of the Corporation earning in excess of $100,000 per annum, including, without limitation, salaried employees, contract employees and the Principal Officers.

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                                      -8-


No committee of Directors shall have authority to approve any matter set out in this Section 2.7.

2.8 UNANIMOUS APPROVALS BY BOARD. The Shareholders shall vote their Common Shares, and use their best efforts to cause their nominee Directors to vote, to amend the By-laws of the Corporation to provide that, in addition to any other approval that may be required at law or pursuant to the Articles, By-laws or resolutions of the Corporation, any decision in respect of the payment of any dividends or the making of any other distributions to shareholders of the Corporation, except for any redemption of Preferred Shares by the Corporation or any exercise by MPR of its right of retraction of the Preferred Shares, shall, in each case, require the affirmative approval, by express resolution, of all of the Directors. No committee of Directors shall have authority to approve any matter set out in this Section 2.8.

2.9 DURATION OF EFFECTIVENESS OF BY-LAW AMENDMENTS. The amendments to the By-Laws of the Corporation set out in Sections 2.6, 2.7 and 2.8 shall be effective until the termination of this Agreement.

2.10 CWG APPROVALS. MPR and 945 will each use their best efforts to cause their nominee Directors to vote to ensure that no resolutions will be passed pursuant to subsections 2.7(a) to (g) without the affirmative vote of the Director nominated by CWG.

2.11 COMMITTEES. If the Directors of the Corporation shall appoint any committees of Directors, the Shareholders will use their best efforts to cause their nominee Directors to vote such that one Director nominated by each of MPR, CWG and 945 shall be appointed to each such committee.

2.12 MANAGEMENT. Immediately after the date of this Agreement, the Principal Officers will continue to serve in such capacity, although this obligation will not constitute an employment commitment or contract for any such officer. The Shareholders will use their best efforts to cause their nominee Director(s) to vote such that:

     (a) the term of office of the Principal Officers and any other officers appointed by the Board of Directors shall be one year, commencing on the date of appointment of such officers; and

     (b) the Board of Directors of the Corporation shall annually vote on the election of the Principal Officers and any additional officers as it may from time to time appoint, such election to be decided by majority vote.
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                                   ARTICLE 3
                                SPECIAL PERIODS
                                ---------------

3.1 APPLICATION OF ARTICLE 3. Section 2.2 shall not apply during Special Periods. In addition, during any Special Period, the Shareholders shall use their best efforts to cause their nominee Director(s) to vote to adjourn any meeting of the Board of Directors or any committee of Directors unless at least four Directors are in attendance at such meeting.

3.2 CHANGE IN DIRECTORS. During a Special Period, CWG may require the Directors nominated by 945 and the Outside Director nominated by the other Directors to resign and failing such resignations, the Shareholders shall vote their Common Shares to remove such Directors. In such event, the Shareholders shall vote their Common Shares for the election of replacement Directors nominated by CWG.

3.3 SHAREHOLDERS' MEETING. A meeting for the purposes of nominating replacement Directors under Section 3.2 and voting under Section 3.3 may be called by CWG in accordance with the Act, the Corporation's By-laws, the Securities Act (Alberta) and all other applicable laws.

3.4 SPECIAL VOTING PROVISION. Upon request by CWG, each Shareholder shall vote its Shares, at any special or ordinary meeting of the shareholders of the Corporation, in favour of any special resolution proposed by CWG to sell, lease or exchange all or substantially all of the property of the Corporation.

                                   ARTICLE 4
                              REMEDIES FOR DEFAULT
                              --------------------

4.1 REMEDIES. Each Shareholder acknowledges and agrees that damages may not be an adequate remedy for any breach of this Agreement. If a Shareholder breaches its obligations under this Agreement, the other Shareholders will have all rights and remedies available at law or in equity, may bring any proceedings in law or equity to remedy the breach(es), and may seek orders for specific performance, an injunction or any other equitable remedy.

                                   ARTICLE 5
                               GENERAL PROVISIONS
                               ------------------

5.1 ARTICLES OF THE CORPORATION. Each of the parties to this Agreement shall take all such actions necessary to amend or alter the Articles or By-laws of the Corporation to the extent necessary to make them consistent with the provisions of this Agreement.

5.2       TERM.  This Agreement shall continue in force until the earlier of:
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     (a)  the date of listing of the Common Shares on either The Toronto Stock
          Exchange or the NASDAQ National Market; and

     (b)  November 15, 1998.

5.3 TERMINATION NOT TO AFFECT RIGHTS OR OBLIGATIONS. A termination of this Agreement shall not affect or prejudice any rights or obligations which have accrued or arisen under this Agreement prior to the time of termination and such rights and obligations shall survive the termination of this Agreement.

5.4 NOTICES. Any notice or other writing required or permitted to be given hereunder or for the purpose hereof to any of the Shareholders shall be sufficiently given if delivered personally, or if sent by prepaid courier or if transmitted by facsimile to such party:

     (a)  in the case of a notice to MPR, at:

          MPR Teltech Ltd.
          8999 Nelson Way
          Burnaby, British Columbia
          V5A 4B5
          Facsimile No.:  (604) 293-6161
          Attention:  Ian Bardsley, President
          -----------------------------------

          with a copy to:

          Farris, Vaughan, Wills & Murphy
          2600 - 700 West Georgia Street
          P.O. Box 10026
          Pacific Centre South
          Vancouver, British Columbia
          V7Y 1B3
          Facsimile No.:  (604) 661-9349
          Attention:  R. Hector MacKay-Dunn
          ---------------------------------
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     (b)  in the case of notice to CWG, at:

          CIBC Wood Gundy Capital (SFC) Inc.
          c/o CIBC Wood Gundy Capital Inc.
          BCE Place
          P.O. Box 500, 161 Bay Street
          Toronto, Ontario
          M5J 2S8
          Facsimile: (416) 594-8037
          Attention:  Sam Duboc
          ---------------------

     (c)  in the case of a notice to 945, at:

          945 Investments Ltd.
          Suite 106 - 1008 Beach Avenue
          Vancouver, British Columbia
          V6E 1T7
          Facsimile No.:  (604) 685-2533
          Attention:  Ed Ford and Len Fowler
          ----------------------------------

5.5       TIME OF ESSENCE.  Time shall be of the essence hereof.

5.6 FURTHER ASSURANCES. Each of the Shareholders, and any Person who shall acquire any Common Shares or other Equity Securities of the Corporation and who agrees to be bound by the terms of this Agreement, shall use all reasonable efforts to take all such steps, execute all such documents and do all such acts and things as may be reasonably within its power, including voting those Common Shares held by such Shareholder or Person (where such Shareholder or Person has the right to vote pursuant to this Agreement), to implement to their full extent the provisions of this Agreement and to cause the Corporation to act in the manner contemplated by this Agreement.

5.7 SEVERABILITY. In the event that any provision of this Agreement is deemed to be unenforceable, illegal, void or voidable, this Agreement shall continue in full force and effect without such provision and the parties shall take further actions and make additional arrangements to carry out the intended transactions contemplated herein.

5.8 NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

5.9 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
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5.10      ENTIRE AGREEMENT.  Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties or any other shareholder, written or oral, which may have related to the subject matter hereof in any way.

5.11 GOVERNING LAW. The laws of the Province of British Columbia and the federal laws of Canada applicable therein shall govern all issues and questions concerning the relative rights of the Shareholders and the construction, validity, interpretation and enforceability of this Agreement.

5.12 AMENDMENTS AND WAIVERS. Any amendment, modification or termination of any provision of this Agreement or consent to any departure by any party therefrom may be made only by agreement of each of the parties hereto in writing. The waiver, express or implied, by any party hereto of any right hereunder or of any failure to perform, or breach hereof, by any other party hereto shall neither constitute nor be deemed to constitute a waiver of any other right hereunder or of any claims or remedies available under applicable laws in respect of any other failure to perform, or breach hereof, by any party hereto, whether of a similar or dissimilar nature thereto.

5.13 ASSIGNABILITY. Each of CWG and 945 acknowledge that they have been advised by MPR that Control of MPR may change during the term of this Agreement and agree that such a change of Control of MPR shall not constitute an assignment hereunder or affect this Agreement in any way. Except for the foregoing, this Agreement and the rights and obligations under this Agreement are not assignable. This Agreement shall bind and benefit any successor, heir, executor or permitted assignee of the parties.

5.14 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, whether by law or in equity, upon such party and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
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5.15      COUNTERPARTS.  This Agreement may be signed in one or more counterparts, which together shall constitute one instrument. Delivery of counterparts may be effected by facsimile transmission thereof.


IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.


MPR TELTECH LTD.                        CIBC WOOD GUNDY CAPITAL (SFC) INC.

     /s/ I. R. Bardsley                      /s/ Samuel Duboc
By: _____________________________       By: _____________________________

     /s/ James W. Peters
By: _____________________________       By: _____________________________


945 INVESTMENTS LTD.

     /s/ Douglas E. Ford
By: _____________________________


By: _____________________________